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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                               SoftLock.com, Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                   8340 2W 109
                                 (CUSIP Number)





     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 8340 2W 109         13G/A                          Page 2of 6 Pages


-------- --------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Jonathan Schull
-------- ---------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [X]
                                                           (b) [ ]

-------- ---------------------------------------------------------------------
   3     SEC USE ONLY



-------- ---------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
-------- ---------------------------------------------------------------------
                            ----- --------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 329,432 shares
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                            ----- --------------------------------------------
                             6    SHARED VOTING POWER


                                  0
                            ----- --------------------------------------------
                             7    SOLE DISPOSITIVE POWER


                                  329,432 shares
                            ----- --------------------------------------------
                             8    SHARED DISPOSITIVE POWER


                                  0
 ------- ---------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         329,432 shares

-------- ---------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-------- ---------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.97% of Common Stock
-------- ----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*


         IN
-------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a).       Name of Issuer:   SoftLock.com, Inc.

Item 1 (b).       Address of Issuer's Principal Executive Offices:

                           C/o Stewart Grossman
                           Looney & Grossman
                           101 Arch Street
                           Boston, MA 02110-1112

Item 2 (a).       Name of Person Filing:    Jonathan Schull

Item 2 (b).       Address of Principal Business Office or, if none, Residence:

                           C/o Stewart Grossman
                           Looney & Grossman
                           101 Arch Street
                           Boston, MA 02110-1112

Item 2 (c).       Citizenship:      USA

Item 2 (d).       Title of Class of Securities:
                  Common Stock, par value $0.01 per share.

Item 2 (e).       CUSIP Number:     8340 2W 109

Item 3. If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: not applicable.

         (a)      [ ]   Broker or dealer registered under Section 15 of the
                        Exchange Act;

         (b)      [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)      [ ]   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act;

         (d)      [ ]   Investment company registered under Section 8 of the
                        Investment Company Act;

         (e)      [ ]   An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);

         (f)      [ ]   An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [ ]   A parent holding company or control person in
                        accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [ ]   A savings association as defined in Section 3(b) of
                        the Federal Deposit Insurance Act;

         (i)      [ ]   A church plan that is excluded from the definition of
                        an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)      [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.           Ownership

         (a)      Amount Beneficially Owned:329,432 shares

         (b).     Percent of Class: 2.97% of Common Stock

         (c)      Number of Shares as to which Such Person has:

                  (i)      sole power to vote or to direct the vote                       329,432 shares
                  (ii)     shared power to vote or to direct the vote                     0
                  (iii)    sole power to dispose or to direct the disposition of          329,432 shares
                  (iv)     shared power to dispose or to direct the disposition of        0


Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.


Item 8.           Identification and Classification of Members of the Group

                  Not applicable.


Item 9.           Notice of Dissolution of Group

                  Not applicable.


Item 10. Certification

                  (a) The following certification shall be included if the statement filed pursuant toss.240.13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         The following certification shall be included if the statement filed pursuant to ss.240.13d-1(c):

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and that by signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
 .

Dated:  February 12, 2002.





                              /s/ Jonathan Schull
                                 Jonathan Schull





The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)